Exhibit 99.1

CONTACT:	Thomas M. Kitchen	FOR IMMEDIATE RELEASE
Stewart Enterprises, Inc.
1333 S. Clearview Parkway
Jefferson, LA 70121
504-729-1400

STEWART ENTERPRISES REPORTS RESULTS FOR THE FIRST FISCAL QUARTER OF 2008

NEW ORLEANS, LA March 11, 2008 . . . Stewart Enterprises, Inc. (Nasdaq GS: STEI) reported today its results for the fiscal quarter ended January 31, 2008.
The Company reported net earnings from continuing operations for the quarter ended January 31, 2008 of $8.9 million, or $.09 per diluted share, compared to net earnings from continuing operations of $11.9 million, or $.11 per diluted share, for the quarter ended January 31, 2007.
Thomas J. Crawford, President and Chief Executive Officer, stated, “While the overall first quarter performance did not meet our financial expectations, we were encouraged by the performance of our funeral operations with funeral revenue increasing $1.3 million. We maintained our average revenue per funeral while growing same-store calls 2.2 percent in the face of industry data that indicates declining deaths in our markets. We have what we believe to be a sustainable long-term strategy to maintain and grow market share by focusing on the strong brand names in our local markets. Currently, we are implementing enhanced funeral packages which should help us increase our average revenue per funeral.”
Mr. Crawford continued, “Operating income was negatively impacted by a decline in cemetery revenue and above average increases in merchandise costs. While overall cemetery property sales declined compared to the same period in 2007, we generated positive growth during the first two months of the quarter; a slowdown in January accounted for the entire reduction for the quarter. Though cemetery revenue is down for the quarter, it has been and still remains one of the core strengths of our Company. We own and operate several of the premier cemeteries in the country and the strong fundamentals of these businesses remain intact. We have experienced significant cost increases from certain suppliers driven by rising increases in raw material costs and are aggressively pursuing alternative product and sourcing options to improve our margin performance.”
Mr. Crawford concluded, “We are optimistic about our ‘Best in Class’ initiative which is designed to improve operational performance across rooftops, by adherence to Stewart cultural values, focus on key measures and use of management tools to implement performance solutions and best practices. We believe this initiative will give us the building blocks to construct long-term successful growth opportunities. Additionally, we made planned investments in the first phase of an overall continuous improvement initiative to consolidate databases and improve back office processes, to produce greater efficiencies and reduce costs. We are excited with the significant opportunities already identified.”

First Quarter Results From Continuing Operations
FUNERAL
•	Funeral revenue increased $1.3 million, or 1.8 percent, to $73.4 million.

•	The Company’s same-store funeral operations achieved a 2.2 percent, or 331 event increase in funeral services performed, to 15,400 events.

•	The Company’s same-store funeral operations achieved a 0.8 percent increase in average revenue per traditional funeral service and a 0.5 percent increase in average revenue per cremation service. Notwithstanding the increases in average revenue per traditional funeral and cremation service, same-store average revenue per funeral call remained the same quarter-over-quarter due to a proportionally greater increase in lower-priced cremation services when compared with the total number of higher-priced traditional services.

•	The cremation rate for the Company’s same-store operations was 40.1 percent for the first quarter of 2008 compared to 38.9 percent for the first quarter of 2007.

•	Net preneed funeral sales decreased 0.5 percent during the first quarter of 2008 compared to the first quarter of 2007.

•	Funeral gross profit decreased $0.7 million to $18.0 million for the first quarter of 2008 compared to $18.7 million for the same period of 2007. Revenue increased $1.3 million; however, expenses increased $2.0 million. The increase in funeral expenses is primarily due to a $0.5 million increase in depreciation expense partially due to the opening of a new funeral home and the re-opening of two Louisiana facilities, a $0.5 million, or 2.6 percent, increase in salaries and wages partially due to standard rate adjustments in the latter part of fiscal year 2007, a $0.4 million, or 5.3 percent, increase in merchandise costs primarily due to increased volume and price increases from a few of the Company’s suppliers and a $0.3 million increase in health insurance costs primarily due to an increase in high dollar claims.
CEMETERY
•	Cemetery revenue decreased $2.9 million, or 4.9 percent, to $56.8 million for the first quarter of 2008. This decrease is due primarily to a $1.7 million, or 5.9 percent, decrease in gross cemetery property sales and a $1.5 million decrease in construction on various cemetery projects. The Company currently has a backlog of approximately $24 million of cemetery property related to items that are pending construction such as private estates and community mausoleums. These sales are complete and the revenue related to these items will be recognized as construction occurs.

•	Cemetery gross profit decreased $3.3 million to $9.0 million for the first quarter of 2008 compared to $12.3 million for the same period of 2007 due primarily to the $2.9 million decrease in cemetery revenue, as discussed above, and a $0.4 million increase in expenses. The increase in cemetery expenses is due in part to a $1.5 million, or 41.8 percent, increase in merchandise costs due to price increases from the Company’s suppliers related to increases in raw materials and a $0.2 million increase in health insurance costs primarily due to an increase in high dollar claims. These increases were partially offset by a decrease in construction costs due in part to the decrease in construction revenue, noted above, and a $0.5 million decrease in cemetery selling costs due to the decline in property sales.
OTHER
•	Corporate general and administrative expenses increased $1.2 million to $8.2 million for the first quarter of 2008. The increase was primarily due to a $0.6 million increase in information technology costs primarily due to the implementation of the new business systems and a web development project and a $0.4 million increase of cost related to the process improvement initiative that began in the first quarter of 2008.

•	The Company recorded a hurricane related recovery of $0.1 million during the quarter compared to a hurricane related charge of $1.9 million ($1.1 million after tax, or $.01 per diluted share) for the same period of 2007. The charges in the prior year were due to repairs at locations damaged by Hurricane Katrina. The timing of the receipt of insurance proceeds is not in line with the timing of cash spending related to Hurricane Katrina. The Company has been unable to finalize its negotiations with its carriers related to damages caused by Hurricane Katrina. Accordingly, in August 2007, the Company initiated litigation to pursue resolution.

•	Interest expense decreased $0.9 million to $5.9 million during the first quarter of 2008 due to a 208 basis point decrease in the average rate primarily related to the issuance of the $250 million of senior convertible notes in 2007. The convertible notes carry an average interest rate of 3.25 percent.

•	Investment and other income, net decreased $0.3 million to $0.8 million due primarily to a $0.3 million decrease in interest income related to amounts due from the Internal Revenue Service.

•	The effective tax rate for continuing operations for the quarter ended January 31, 2008 was 37.5 percent compared to 26.4 percent for the same period in 2007. The reduced rate in 2007 was primarily due to a tax benefit of $1.9 million resulting from the utilization of a capital loss carryforward. The effective tax rate for 2007 exclusive of the tax benefit would have been 37.9 percent.
Depreciation and Amortization
•	Depreciation and amortization from continuing and total operations was $7.0 million for the first quarter of 2008 compared to $6.5 million for the first quarter of 2007.
Cash Flow Results and Debt for Total Operations
•	Cash flow provided by operating activities for the first quarter of 2008 was $4.1 million compared to $17.9 million for the same period of last year. The decrease in operating cash flow was due to various reasons including a decline in earnings for the period and the fact that the Company became a cash tax payer in the current year. The Company received $1.4 million in net tax refunds in the first quarter of 2007 compared to net tax payments of $3.3 million in the first quarter of 2008. Also, the Company paid an additional $1.4 million in interest payments in the first quarter of 2008 compared to the first quarter of 2007 due to the timing of payments as a result of the issuance of the senior convertible notes. Lastly, the Company had cash inflows in the first quarter of 2007 related to Hurricane Katrina of $2.1 million in insurance proceeds, net of Hurricane Katrina expenses, and $3.2 million of business interruption proceeds.

•	Recurring free cash flow was $1.2 million during the first quarter of 2008 compared to $12.2 million for the first quarter of 2007.

•	During the first quarter of 2008, the Company paid $2.4 million, or $.025 per share, in dividends compared to $2.6 million, or $.025 per share, paid in the first quarter of 2007.

•	As of January 31, 2008, the Company had outstanding debt of $450.2 million and cash on hand of $30.4 million, or net debt of $419.8 million.

•	As of March 7, 2008, the Company has purchased 3.6 million shares at an average price of $7.83 for approximately $28.0 million under the Board approved $50.0 million stock repurchase program. The Company currently has $22.0 million available under the program.
Trust Performance
The following returns include realized and unrealized gains and losses:
•	For the quarter ended January 31, 2008, the Company’s preneed funeral and cemetery merchandise trust funds experienced a total return of (7.3) percent, and its perpetual care trust funds experienced a total return of (4.2) percent. For a portfolio balanced with equity and fixed-income securities, this is consistent with the overall performance of the equity market as demonstrated by the S&P 500 performance with a total return of (10.6) percent for the same period.

•	For the last three years ended January 31, 2008, the Company’s preneed funeral and cemetery merchandise trust funds experienced an annual total average return of 5.2 percent, and its perpetual care trust funds experienced a total return of 4.4 percent. For a portfolio balanced with equity and fixed-income securities, this is consistent with the overall performance of the equity market as demonstrated by the S&P 500 performance with a total return of 7.3 percent for the same time period.

•	For the last five years ended January 31, 2008, the Company’s preneed funeral and cemetery merchandise trust funds experienced an annual total average return of 7.7 percent, and its perpetual care trust funds experienced a total return of 6.8 percent. For a portfolio balanced with equity and fixed-income securities, this is consistent with the overall performance of the equity market as demonstrated by the S&P 500 performance with a total return of 12.0 percent for the same time period.
Founded in 1910, Stewart Enterprises is the second largest provider of products and services in the death care industry in the United States. The Company currently owns and operates 221 funeral homes and 139 cemeteries in the United States and Puerto Rico. Through its subsidiaries, the Company provides a complete range of funeral merchandise and services, along with cemetery property, merchandise and services, both at the time of need and on a preneed basis.
Stewart Enterprises, Inc. will host its quarterly conference call for investors to discuss first quarter results today at 10 a.m. Central Standard Time. The teleconference dial-in number is 888-801-6504. To participate, please call the number at least 15 minutes prior to the call. If you are calling from outside the United States, the dial-in number is 913-312-0383. A replay of the call will be available by dialing 888-203-1112 (from within the continental United States) or 719-457-0820 (from outside the continental United States), and using pass code 3253408 until March 18, 2008, at 10:59 p.m. Central Standard Time. Interested parties will also have the opportunity to listen to the live conference call via the Internet through Stewart Enterprises’ website http://www.stewartenterprises.com. To listen to the live call, please go to the website at least 15 minutes early to register, download and install any necessary audio software. A replay will be available at this website shortly following the conference call and will be available at the website until April 11, 2008.

STEWART ENTERPRISES, INC.
AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF EARNINGS
(Unaudited)
(Dollars in thousands, except per share amounts)

	Three Months Ended January 31,
	2008	2007
Revenues:
Funeral	$73,449	$72,163
Cemetery	56,824	59,683

	130,273	131,846

Costs and expenses:
Funeral	55,447	53,445
Cemetery	47,756	47,404

	103,203	100,849

Gross profit	27,070	30,997
Corporate general and administrative expenses	(8,235)	(7,042)
Hurricane related recoveries (charges), net	159	(1,850)
Separation charges	—	(485)
Gains on dispositions and impairment (losses), net	147	98
Other operating income, net	242	267

Operating earnings	19,383	21,985
Interest expense	(5,888)	(6,757)
Investment and other income, net	720	1,050

Earnings from continuing operations before income taxes	14,215	16,278
Income taxes	5,330	4,305

Earnings from continuing operations	8,885	11,973

Discontinued operations:
Loss from discontinued operations before income taxes	—	(40)
Income taxes	—	7

Loss from discontinued operations	—	(47)

Net earnings	$8,885	$11,926

Basic earnings per common share:
Earnings from continuing operations	$.09	$.11
Earnings from discontinued operations	—	—

Net earnings	$.09	$.11

Diluted earnings per common share:
Earnings from continuing operations	$.09	$.11
Earnings from discontinued operations	—	—

Net earnings	$.09	$.11

Weighted average common shares outstanding (in thousands):
Basic	96,784	104,900

Diluted	97,019	104,998

Dividends declared per common share	$.025	$.025

Certain reclassifications have been made to the 2007 consolidated statement of earnings in order for these periods to be comparable. These reclassifications had no effect on net earnings.

STEWART ENTERPRISES, INC.
AND SUBSIDIARIES
CONDENSED CONSOLIDATED BALANCE SHEETS
(Unaudited)
(Dollars in thousands, except per share amounts)

	January 31,	October 31,
ASSETS	2008	2007
Current assets:
Cash and cash equivalents	$30,375	$71,545
Marketable securities	15,203	262
Receivables, net of allowances	62,493	60,615
Inventories	35,873	36,061
Prepaid expenses	11,315	6,355
Deferred income taxes, net	7,528	8,621

Total current assets	162,787	183,459
Receivables due beyond one year, net of allowances	81,684	83,608
Preneed funeral receivables and trust investments	478,594	515,053
Preneed cemetery receivables and trust investments	234,462	255,679
Goodwill	273,188	273,286
Cemetery property, at cost	377,554	374,800
Property and equipment, at cost:
Land	43,761	43,767
Buildings	312,923	310,968
Equipment and other	168,307	164,246

	524,991	518,981
Less accumulated depreciation	218,925	213,063

Net property and equipment	306,066	305,918
Deferred income taxes, net	195,419	192,859
Cemetery perpetual care trust investments	225,524	236,503
Other assets	17,181	17,809

Total assets	$2,352,459	$2,438,974

(continued)

STEWART ENTERPRISES, INC.
AND SUBSIDIARIES
CONDENSED CONSOLIDATED BALANCE SHEETS
(Unaudited)
(Dollars in thousands, except per share amounts)

	January 31,	October 31,
LIABILITIES AND SHAREHOLDERS’ EQUITY	2008	2007
Current liabilities:
Current maturities of long-term debt	$130	$198
Accounts payable	25,477	26,606
Accrued payroll and other benefits	12,988	16,316
Accrued insurance	20,564	21,252
Accrued interest	6,468	5,576
Other current liabilities	14,562	17,958
Income taxes payable	4,083	4,177

Total current liabilities	84,272	92,083
Long-term debt, less current maturities	450,106	450,115
Deferred preneed funeral revenue	253,920	256,603
Deferred preneed cemetery revenue	284,859	284,507
Non-controlling interest in funeral and cemetery trusts	627,083	683,052
Other long-term liabilities	18,741	13,869

Total liabilities	1,718,981	1,780,229

Commitments and contingencies
Non-controlling interest in perpetual care trusts	224,331	235,427

Shareholders’ equity:
Preferred stock, $1.00 par value, 5,000,000 shares authorized; no shares issued	—	—
Common stock, $1.00 stated value:
Class A authorized 150,000,000 shares; issued and outstanding 92,505,295 and 94,865,387 shares at January 31, 2008 and October 31, 2007, respectively	92,505	94,865
Class B authorized 5,000,000 shares; issued and outstanding 3,555,020 shares at January 31, 2008 and October 31, 2007; 10 votes per share convertible into an equal number of Class A shares	3,555	3,555
Additional paid-in capital	563,978	583,789
Accumulated deficit	(250,972)	(258,902)
Accumulated other comprehensive income:
Unrealized appreciation of investments	81	11

Total accumulated other comprehensive income	81	11

Total shareholders’ equity	409,147	423,318

Total liabilities and shareholders’ equity	$2,352,459	$2,438,974

STEWART ENTERPRISES, INC.
AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(Unaudited)
(Dollars in thousands, except per share amounts)

	Three Months Ended January 31,
	2008	2007
Cash flows from operating activities:
Net earnings	$8,885	$11,926
Adjustments to reconcile net earnings to net cash provided by operating activities:
Gains on dispositions and impairment losses, net	(147)	(17)
Depreciation and amortization	6,962	6,494
Provision for doubtful accounts	2,093	2,238
Share-based compensation	477	318
Excess tax benefits from share-based payment arrangements	(165)	(37)
Provision (benefit) for deferred income taxes	1,866	(2,102)
Other	825	66
Changes in assets and liabilities:
(Increase) decrease in receivables	(2,030)	9,159
Increase in prepaid expenses	(4,963)	(6,439)
(Increase) decrease in inventories and cemetery property	(2,576)	837
Decrease in accounts payable and accrued expenses	(6,208)	(3,426)
Net effect of preneed funeral production and maturities:
Decrease in preneed funeral receivables and trust investments	2,758	77
Decrease in deferred preneed funeral revenue	(2,329)	(2,891)
Decrease in funeral non-controlling interest	(1,856)	(82)
Net effect of preneed cemetery production and deliveries:
(Increase) decrease in preneed cemetery receivables and trust investments	2,461	(1,000)
Increase (decrease) in deferred preneed cemetery revenue	351	(1,325)
Increase (decrease) in cemetery non-controlling interest	(1,919)	3,312
Increase (decrease) in other	(387)	781

Net cash provided by operating activities	4,098	17,889

Cash flows from investing activities:
Proceeds from sales of marketable securities	4,984	—
Purchases of marketable securities	(19,802)	(66)
Proceeds from sale of assets, net	338	388
Purchase of subsidiaries, net of cash acquired	—	(2,805)
Insurance proceeds related to hurricane damaged properties	—	1,400
Additions to property and equipment	(7,056)	(7,777)
Other	10	29

Net cash used in investing activities	(21,526)	(8,831)

Cash flows from financing activities:
Repayments of long-term debt	(77)	(865)
Issuance of common stock	1,380	643
Purchase and retirement of common stock	(22,807)	—
Dividends	(2,403)	(2,627)
Excess tax benefits from share-based payment arrangements	165	37

Net cash used in financing activities	(23,742)	(2,812)

Net increase (decrease) in cash	(41,170)	6,246
Cash and cash equivalents, beginning of period	71,545	43,870

Cash and cash equivalents, end of period	$30,375	$50,116

Supplemental cash flow information:
Cash paid (received) during the period for:
Income taxes, net	$3,262	$(1,370)
Interest	$4,982	$3,600
Non-cash investing and financing activities:
Issuance of common stock to executive officers and directors	$921	$363
Issuance of restricted stock, net of forfeitures	$304	$290

STEWART ENTERPRISES, INC.
AND SUBSIDIARIES
RECONCILIATION OF NON-GAAP FINANCIAL MEASURES
FOR THE PERIODS ENDED JANUARY 31, 2008 AND 2007
(Unaudited)
Free cash flow is defined as net cash provided by operating activities less maintenance capital expenditures. Recurring free cash flow is defined as net cash provided by operating activities less maintenance capital expenditures and specified items not expected to recur. Management believes that free cash flow and recurring free cash flow are useful measures of the Company’s ability to repay debt, make strategic investments, repurchase stock or pay dividends (subject to the restrictions in its debt agreements). The following table provides a reconciliation between net cash provided by operating activities (the GAAP financial measure that the Company believes is most directly comparable to free cash flow and recurring free cash flow) and free cash flow and between net cash provided by operating activities and recurring free cash flow for the three months ended January 31, 2008 and 2007:

	Three months ended
Free Cash Flow	January 31,
(Dollars in millions)	2008	2007
Net cash provided by operating activities (1)	$4.1	$17.9
Less: Maintenance capital expenditures	(3.2)	(3.6)

Free cash flow	$0.9	$14.3

Net cash provided by operating activities	$4.1	$17.9
Add (Subtract): Net cash outflows (inflows) from insurance proceeds and expenditures recorded related to Hurricane Katrina	0.3	(2.1)

Adjusted cash provided by operating activities	4.4	15.8
Less: Maintenance capital expenditures	(3.2)	(3.6)

Recurring free cash flow	$1.2	$12.2

(1)	Net cash provided by operating activities decreased $13.8 million from $17.9 million for the first quarter of 2007 to $4.1 million for the first quarter of 2008. This decrease is primarily due to the following:
•	$4.7 million increase in income taxes payments

•	$3.2 million decrease in business interruption insurance proceeds

•	$3.0 million decrease in net income

•	$2.4 million decrease in Hurricane Katrina inflows

•	$1.4 million increase in interest payments due to timing

•	($0.9) million decrease in other $13.8 million in total

STEWART ENTERPRISES, INC.
AND SUBSIDIARIES
CAUTIONARY STATEMENTS
This press release includes forward-looking statements that are generally identifiable through the use of words such as “believe,” “expect,” “intend,” “plan,” “estimate,” “anticipate,” “project,” “will” and similar expressions. These forward-looking statements rely on assumptions, estimates and predictions that could be inaccurate and that are subject to risks and uncertainties that could cause actual results to differ materially from our goals or forecasts. These risks and uncertainties include, but are not limited to:
•	effects on revenue due to the changes in the number of deaths in our markets and decline in funeral call volume;

•	effects on at-need and preneed sales of a weakening economy;

•	effects on our market share, prices, revenues and margins of intensified price competition or improved advertising and marketing by competitors, including low-cost casket providers and increased offerings of products or services over the Internet;

•	effects on cash flow and earnings as a result of increased costs;

•	effects on our revenue and earnings of the continuing national trend toward increased cremation and the increase in the percentage of cremations performed by us that are inexpensive direct cremations;

•	effects on our trust fund and escrow accounts of changes in stock and bond prices and interest and dividend rates;

•	risk of loss due to hurricanes;

•	effects of the call options we purchased and the warrants we sold on our Class A common stock and the effects of the outstanding warrants on the ownership interest of our current stockholders;

•	our ability to pay future dividends on our common stock;

•	possible adverse outcomes of pending class action lawsuits and the continuing cost of defending against them;

•	our ability to consummate significant acquisitions successfully;

•	the effects on us as a result of our industry’s complex accounting model;

•	the effect of the potential change in accounting method for our convertible notes;
and other risks and uncertainties described in our Form 10-K for the year ended October 31, 2007, filed with the SEC. We disclaim any obligation or intent to update or revise any forward-looking statements in order to reflect events or circumstances after the date of this release.